                   NEW ENGLAND ELECTRIC SYSTEM

                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


                                                March 10, 1994
To Our Shareholders:

      The directors and officers of New England Electric System invite you to attend the Annual Meeting of shareholders to be held on Tuesday, April 26, 1994, at 10:30 A.M. at Mechanics Hall at 321 Main Street in Worcester, Massachusetts.
      The business part of the meeting is fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
      We would appreciate your voting, signing, and dating the proxy and mailing it promptly in the enclosed postage-paid envelope. Please enclose a note if you would like to receive directions to the meeting.

      Sincerely,

(Facsimile Signature)                     (Facsimile Signature)

      JOAN T. BOK                               JOHN W. ROWE
      Chairman                                  President and
      of the Board                        Chief Executive Officer

                   NEW ENGLAND ELECTRIC SYSTEM
                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


                    NOTICE OF ANNUAL MEETING
                    ------------------------


      The 1994 Annual Meeting of the shareholders of New England Electric System will be held at Mechanics Hall at 321 Main Street in Worcester, Massachusetts, on Tuesday, April 26, 1994, at 10:30 A.M., E.D.S.T., for the following purposes, all as set forth in the accompanying proxy statement:

            1.    To fix the number of directors;
            2.    To elect directors;
            3.    To approve the Director Share Plan;
            4. To consider and vote on a shareholder proposal if presented at the meeting; and
            5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on March 8, 1994, will be entitled to vote at the meeting.

                              By order of the Board of Directors,

                              (Facsimile Signature)

                              Frederic E. Greenman,
                              Secretary


March 10, 1994

                         PROXY STATEMENT

                   NEW ENGLAND ELECTRIC SYSTEM
                        25 RESEARCH DRIVE
                WESTBOROUGH, MASSACHUSETTS 01582


         ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 1994
         ----------------------------------------------

      The Board of Directors of New England Electric System is soliciting proxies in the accompanying form. Proxies may be revoked at any time prior to being used by completing a new proxy, by notifying the Company in writing of such revocation, or by voting in person at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting or any adjournment thereof as specified in such proxies.

      The Company's annual report for 1993, which includes financial statements and a summary of important developments during 1993, was mailed to shareholders on or about March 7, 1994. The approximate date on which the proxy statement and form of proxy are first being sent is March 15, 1994.

      Holders of common shares of record at the close of business on March 8, 1994, are entitled to vote at the Annual Meeting. At that date there are 64,969,652 common shares outstanding and each share is entitled to one vote.

      An affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of each of the items being submitted to the shareholders for their consideration. Votes for directors will be counted by the Company as (i) For and (ii) Withhold Authority; abstentions have the same effect as "Withhold Authority" votes. Votes concerning other matters will be counted by the Company as (i) For, (ii) Against, or (iii) Abstain; abstentions are counted separately, but have the same effect as "Against" votes. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on a particular matter) are counted as not represented at the meeting for all matters.

                1. FIXING THE NUMBER OF DIRECTORS

      The Board of Directors recommends a vote IN FAVOR of this proposal.

      The persons named on the accompanying proxy will vote, unless otherwise directed, to fix the number of directors at thirteen. The Company's Agreement and Declaration of Trust provides that the Board may fix the number of directors at a number between eleven and sixteen until the next annual meeting of shareholders.

                    2. ELECTION OF DIRECTORS

      The persons named on the accompanying proxy will vote, unless otherwise directed, for the election of the thirteen nominees listed below as directors of the Company. All of the elected directors will hold office until the next annual meeting of shareholders or the special meeting held in lieu thereof and until their respective successors are chosen and qualified.

      The Company knows of no reason why any of the nominees would be unable to act as a director, but, if any of them should become unavailable to serve, the persons named on the accompanying proxy have the authority to vote for any other person nominated and recommended by the Executive Committee. If an alternative nominee is not recommended by the Executive Committee, the number of directors will be reduced.

      Certain information regarding each nominee for director is given below. This information has been furnished to the Company by the respective nominees.

Joan T. Bok                                   Director since 1979

      Chairman of the Board of the Company. Mrs. Bok, 64 years of age, was elected Chairman in 1984. From July 26, 1988 until February 13, 1989, she served as Chairman, President, and Chief Executive Officer. Mrs. Bok is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. She is also a director of Avery Dennison Corporation, John Hancock Mutual Life Insurance Company, Monsanto Company, and the Federal Reserve Bank of Boston, and is a Trustee of the Boston Athenaeum.

Paul L. Joskow                                Director since 1987

      Professor of Economics and Management, Massachusetts Institute of Technology, Cambridge, Massachusetts. Professor Joskow, 46 years of age, teaches and conducts research in the fields of industrial organization, government regulation, antitrust law and economics, and energy economics. Professor Joskow is a director of State Farm Indemnity Company and the Whitehead Institute for Biomedical Research. He is also President of the Yale University Council and a Special Consultant to National Economic Research Associates, Inc.

John M. Kucharski                             Director since 1989

      Chairman, President, and Chief Executive Officer of EG&G, Inc., Wellesley, Massachusetts. Mr. Kucharski, 58 years of age, is a director of State Street Boston Corporation, Nashua Corporation, Eagle Industry Co., Ltd., and Massachusetts High Technology Council, Inc. He also serves as Trustee of the National Security Industrial Association, George Washington University, and Marquette University.


Edward H. Ladd                                Director since 1974

      Chairman of Standish, Ayer & Wood, Inc. (investment counselors), Boston, Massachusetts. Mr. Ladd, 56 years of age, is a director of Harvard Management Company and the Federal Reserve Bank of Boston. He is also Chairman of the
      Board of Trustees of Wheelock College.

Joshua A. McClure                             Director since 1978

      Former President of American Custom Kitchens, Inc.,
      Providence, Rhode Island. Mr. McClure, 62 years of age, is a member of the Westerly Substance Abuse Task Force, the State Planning Council, the Westerly Housing Authority Task
      Force, and the Washington County Housing Authority.

Malcolm McLane                                Director since 1978

      Director of Orr and Reno, P.A. (attorneys), Concord, New
      Hampshire. Mr. McLane, 69 years of age, served as Vice
      President of Orr and Reno, P.A. from 1987 to 1992.

Felix A. Mirando, Jr.                         Director since 1979

      Private Investor, Osterville, Massachusetts. Mr. Mirando, 69 years of age, served as President of Imperial Knife
      Associated Companies, Inc. until 1983. He is a director of Fleet National Bank.

John W. Rowe                                  Director since 1989

      President and Chief Executive Officer of the Company. Mr. Rowe, 48 years of age, served as President and Chief Executive Officer of Central Maine Power Company from 1984 until joining the Company in February, 1989. He is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. Mr. Rowe is also a director of Bank of Boston Corporation and UNUM Corporation. He is Vice Chairman of the Massachusetts Business Roundtable and serves as a director of Jobs for Massachusetts, Inc., the Alliance to Save Energy, and the Electric Power Research Institute.

George M. Sage                                Director since 1975

      President and Treasurer of Bonanza Bus Lines, Inc.,
      Providence, Rhode Island. Mr. Sage, 62 years of age, is a director of Collette Travel Inc. and Business Development of Rhode Island. Mr. Sage also serves as a director of United
      Way International and United Way of Southeastern New
      England.

Charles E. Soule                              Director since 1994

      President and Chief Executive Office of Paul Revere Insurance Group, Worcester, Massachusetts. The Paul Revere Insurance Group is a subsidiary of Textron Inc. Mr. Soule, 59 years of age, serves as a director of the Paul Revere Investment Management Company. He was a member of the Massachusetts Electric Company Board of Directors from 1991 to 1993. He is a director of the Worcester Business Development Corporation and a Trustee of the Westborough Savings Bank.

Anne Wexler                                   Director since 1981

      Chairman of The Wexler Group (management consultants), Washington, D.C. The Wexler Group is a subsidiary of Hill and Knowlton. Ms. Wexler, 64 years of age, served as Assistant to the President of the United States from 1978 to 1981 with responsibility for liaison with the business community and other major interest groups. She is a director of American Cyanamid Company, Comcast Corporation, Continental Corporation, and The Dreyfus Index Funds.

James Q. Wilson                               Director since 1982

      Professor of Management at The University of California at Los Angeles, Los Angeles, California. Professor Wilson is 62 years of age. Prior to 1986, Professor Wilson was Professor of Government at Harvard University. He is a Trustee of the American Enterprise Institute, the RAND Corporation, and the Randolph Foundation and a Governor of the Smith Richardson Foundation.

James R. Winoker                              Director since 1991

      President of B. B. Greenberg Co. (jewelry manufacturers), Providence, Rhode Island. Mr. Winoker, 62 years of age, is also Treasurer of Belvoir Properties, Inc. (real estate investment). A receiver has been appointed for B.B. Greenberg Co. Mr. Winoker served as a director of The Narragansett Electric Company from 1990 to 1991. He is also director of Original Bradford Soap Works Inc.

                BOARD STRUCTURE AND COMPENSATION

      The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Responsibility
Committee. The Executive Committee acts as a nominating committee. The committee memberships listed below are as of January 1, 1994.

      The members of the Executive Committee are Mrs. Bok, Mr. Ladd, Mr. Rowe, Mr. Sage, and Ms. Wexler. Mrs. Bok serves as the Chairman of this Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board that may be delegated. This Committee also considers written recommendations from shareholders for nominees to the Board.

      The members of the Audit Committee are Messrs. Joskow, McLane, Soule, and Winoker. Mr. Joskow serves as the Chairman of this Committee. The Audit Committee reviews with the independent public accountants the scope of their audit and management's financial stewardship for the current and prior years. This Committee also selects and recommends, subject to the Board of Directors' approval, the independent public accountants to be engaged for the coming year.

      The members of the Compensation Committee are Messrs.
Kucharski, Mirando, Sage, and Winoker.  Mr. Sage serves as the
Chairman of this Committee. The Compensation Committee is responsible for executive compensation, including the administration of certain of the Company's incentive compensation plans.

      The members of the Corporate Responsibility Committee are Mrs. Bok, Mr. McClure, Mr. Rowe, Ms. Wexler, and Mr. Wilson. Mr. Wilson serves as the Chairman of this Committee. The Corporate Responsibility Committee is responsible for reviewing compliance with laws and regulations, offering guidance in considering public policy issues, and helping to assure ethical conduct.

      The Chairman of the Executive Committee receives an annual retainer of $7,000. Other members of the Executive Committee, except Mr. Rowe, receive an annual retainer of $5,000. The Chairman of the Audit, Compensation, and Corporate Responsibility Committees each receives an annual retainer of $6,000. Other members of these Committees, except Mr. Rowe, receive annual retainers of $4,000. All directors, except Mr. Rowe, participating in a Committee meeting, receive a meeting fee of $850 plus expenses.

      Members of the Board of Directors, except Mr. Rowe, receive annually a retainer of $14,000 and 200 common shares of the Company, and a meeting fee of $850 plus expenses.

      The Company permits directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement directors may elect to receive lump sum payments of all amounts deferred with interest, or either lifetime annuities or ten year annuities, depending upon the specific deferral arrangement. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. This plan also provides certain death and disability benefits. Group life insurance of $72,000 is provided to each member of the Board of Directors.

      The Board of Directors held 7 meetings in 1993. The Executive, Audit, Compensation, and Corporate Responsibility Committees held 2, 4, 4, and 3 meetings, respectively, in 1993. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members, with the exception of Mr. Kucharski who attended 64%.

      During 1993, Orr and Reno was retained by subsidiaries of the Company.

      During 1993, Mr. Joskow did consulting work for the Company or subsidiaries of the Company under a separate consulting contract for which he was paid $30,000. These consulting services were not related to his duties as a Board member. The Company and its subsidiaries retain from time to time National Economic Research Associates, Inc., with which Mr. Joskow is associated.

      Mrs. Bok retired as an employee of the Company (remaining Chairman of the Board) on January 1, 1994. She became a consultant to the Company on that date. Under the terms of her contract, she will receive an annual retainer of $100,000. As a non-employee director, she will receive the normal retainers and fees described above. Mrs. Bok also serves as director for Company subsidiaries. She has agreed to waive the normal fees and annual retainers otherwise payable for services by non-employees on these boards and will receive in lieu thereof a single annual stipend of $60,000. No payments were made in 1993 pursuant to these arrangements.

               TOTAL COMMON EQUITY BASED HOLDINGS

      The following table lists the holdings of Company common shares by the Company's directors, the executive officers named in the Summary Compensation Table, and for directors and all executive officers as a group. The information as to common share ownership includes all whole shares beneficially owned, directly or indirectly, as of March 10, 1994.


                                  Shares
                               Beneficially
Name                              Owned
- ----                           ------------

Joan T. Bok                     25,162 (a)
Frederic E. Greenman            10,632 (a)
Alfred D. Houston               10,953 (a)
Paul L. Joskow                   1,657
John M. Kucharski                1,800
Edward H. Ladd                   4,030
Joshua A. McClure                  987
Malcolm McLane                   1,300
Felix A. Mirando, Jr.            4,637
John W. Rowe                    20,419 (a)
George M. Sage                   1,700
Charles E. Soule                   404
Jeffrey D. Tranen                6,604 (a)
Anne Wexler                      1,122
James Q. Wilson                  1,597
James R. Winoker                   600
All of the above and other
executive officers, as
a group (19 persons)           113,504 (a),(b)


(a) Includes allocated shares in employee benefit plans.

(b) Amount is less than 1% of the total number of shares of the Company outstanding.

    Listed below is the only person or group known to the Company as of March 10, 1994 to beneficially own 5% or more of the Company's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The quantity of shares listed below is as of December 31, 1993.

                          Amount and Nature
Name and Address of         of Beneficial       Percent of Common
 Beneficial Owner             Ownership              Shares
- -------------------       -----------------     -----------------

T. Rowe Price Trust       4,998,089 shares            7.7 %
  Company                 as trustee for
100 East Pratt Street     Company employee
Baltimore, MD             benefit plans,
                          including those
                          discussed herein.


                     EXECUTIVE COMPENSATION

      The following table gives information with respect to all compensation for services in all capacities for the Company and its subsidiaries for the years 1991 through 1993 to or for the benefit of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                   SUMMARY COMPENSATION TABLE

                                                   Long Term
                                                    Compen-
                     Annual Compensation (b)        sation
                    ------------------------      ----------
Name and                               Other      Restricted
Principal                              Annual       Share     All Other
Position (a)  Year  Salary   Bonus    Compensa-     Awards    Compensa-
                     ($)     ($)(c)   tion ($)(d)   ($)(e)    tion ($)(f)
- -----------   ----  ------   ------   ----------  ----------  ----------

John W. Rowe
President
and           1993  433,908  268,323   5,548      129,873       5,711 (g)
Chief Execu-  1992  433,908  162,728   5,451      132,804       5,503
tive Officer  1991  384,306  162,207   5,248      140,081      22,541

Joan T. Bok
Chairman      1993  358,656  215,818   7,715      107,376       7,996 (h)
              1992  358,656  134,885   6,593      109,785       7,565
              1991  332,106  141,066   6,701      121,072      11,467

Alfred D.
Houston
Executive     1993  212,904  152,939   3,522       44,465       5,082 (i)
Vice          1992  212,904   82,816   3,494       44,607       5,029
President     1991  184,536   60,736   3,486       33,144       4,389

Frederic E.
Greenman
Senior Vice   1993  212,904  129,239   3,670       39,276       5,355 (j)
President     1992  203,112   76,624   3,599       41,103       5,028
and Secre-    1991  175,752   61,473   3,531       33,734       4,414
tary

Jeffrey D.
Tranen        1993  175,330  122,896   3,260       35,906       3,906 (k)
Vice          1992  157,890   68,316   2,684       31,007       3,818
President     1991  134,550   57,536   2,324       21,750       3,457

(a) Officers of the Company also hold various positions with subsidiary companies. Compensation for these positions is included in this table.

(b)   Includes deferred compensation in category and year earned.

(c) The bonus figure represents cash bonuses under an incentive compensation plan, special bonuses, the goals program award, and the variable portion of the incentive thrift plan match by the Company. See description under Plan Summaries.

(d) Includes amounts reimbursed by the Company for the payment of taxes.

(e) These shares receive the same dividends as the other common shares of the Company. The shares become unrestricted after five years. See also Payments Upon a Change in Control below. As of December 31, 1993, the following executive officers held the amount of restricted shares with the value indicated: Mr. Rowe 11,807 shares, $461,949 value; Mrs. Bok 10,241 shares, $400,679 value; Mr. Houston 3,251 shares, $127,195 value; Mr. Greenman 3,220 shares, $125,983 value; and Mr. Tranen 2,173 shares, $85,019 value. The value was calculated by multiplying the closing market price on December 31, 1993 by the number of shares.

(f) Includes Company contributions to life insurance and the incentive thrift plan that are not bonus contributions. See description under Plan Summaries. The life insurance contribution is calculated based on the value of term life insurance for the named individuals. The premium costs for most of these policies have been or will be recovered by the Company.

(g) For Mr. Rowe, the type and amount of compensation in 1993 is as follows: $4,497 for contributions to the thrift plan and $1,214 for life insurance.

(h) For Mrs. Bok, the type and amount of compensation in 1993 is as follows: $4,497 for contributions to the thrift plan and $3,499 for life insurance.

(i) For Mr. Houston, the type and amount of compensation in 1993 is as follows: $4,258 for contributions to the thrift plan and $824 for life insurance.

(j) For Mr. Greenman, the type and amount of compensation in 1993 is as follows: $4,258 for contributions to the thrift plan and $1,097 for life insurance.

(k) For Mr. Tranen, the type and amount of compensation in 1993 is as follows: $3,506 for contributions to the thrift plan and $400 for life insurance.


                PAYMENTS UPON A CHANGE OF CONTROL

      The incentive compensation plans would provide a payment of 40% of base compensation in the event of a "change in control" as defined in the plans. This payout would be made in lieu of any cash bonuses under the plans for the year in which the "change in control" occurs. A similar payment is provided for the previous plan year if awards for that year had not yet been distributed.
A "change in control" is defined, generally, as an occurrence of certain events that either evidence a merger or acquisition of the Company or cause a significant change in the makeup of the Company's board of directors over a short period of time.

      Upon the occurrence of a "change in control," restrictions on all shares issued to participants under the incentive share plan would cease and the participants would receive an award of shares for that year, determined in the usual manner, based upon the cash awards described in the preceding paragraph.

                         PLAN SUMMARIES

      A brief description of the various plans through which compensation and benefits are provided to the named executive officers is presented below to better enable shareholders to understand the information presented in the tables shown earlier. The general provisions of the incentive compensation plans are described in the report of the Compensation Committee. The amounts of compensation and benefits provided to the named executive officers under the plans described below are presented in the Summary Compensation Table.

      Goals Program

      The goals program covers all employees who have completed one year of service with the Company's subsidiaries. Goals are established annually. For 1993, these goals related to earnings per share, customer costs, safety, absenteeism, conservation, generating station availability, transmission reliability, environmental and OSHA compliance, and customer favorability attitudes. Some goals apply to all employees, while others apply to particular functional groups. Depending upon the number of goals met, and provided the minimum goal for earnings per share is met, employees may earn a cash bonus of 1% to 4-1/2% of their compensation.

      Incentive Thrift Plan

      The incentive thrift plan (a 401(k) program) provides for a match of one-half of up to the first 4% of base compensation contributed to the Company's incentive thrift plan (shown under All Other Compensation in the Summary Compensation Table) and, based on an incentive formula tied to earnings per share, may fully match the first 4% of base compensation contributed (the additional amount, if any, is shown under Bonus in the Summary Compensation Table). Under Federal law, contributions to these plans are restricted. In 1993, the contribution amount was limited to $8,994.

      Life Insurance

      The Company has established for certain senior executives life insurance plans funded by individual policies. The combined death benefit under these insurance plans is three times the participant's annual salary.

      After termination of employment, participants in one of the insurance plans may elect, commencing at age 55 or later, to receive an annuity income equal to 40% of annual salary. In that event, the life insurance is reduced over fifteen years to an amount equal to the participant's final annual salary. Due to changes in the tax law, this plan was closed to new participants, and an alternative was established with only a life insurance benefit. The individuals listed in the summary table are in one or the other of these plans. These plans are structured so that, over time, the Company should recover the cost of the insurance premiums.

      Other

      The Company does not have any share option plans.

                        RETIREMENT PLANS

      The following chart shows estimated annual benefits payable to executive officers under the qualified pension plan and the supplemental retirement plan, assuming retirement at age 65 in 1994.

                                    PENSION TABLE

FIVE-YEAR
AVERAGE         15         20          25         30         35         40
COMPENSA-      YEARS      YEARS       YEARS      YEARS      YEARS      YEARS
TION          SERVICE    SERVICE     SERVICE    SERVICE    SERVICE    SERVICE
- ---------     -------    -------     -------    -------    -------    -------

  $300,000     88,100    115,400     142,000    168,600    185,500    194,500
  $400,000    118,100    154,800     190,500    226,200    249,000    261,000
  $500,000    148,200    194,200     239,000    283,800    312,400    327,400
  $600,000    178,200    233,600     287,500    341,400    375,900    393,900
  $700,000    208,300    273,000     336,000    399,000    439,300    460,300
  $800,000    238,300    312,400     384,500    456,600    502,800    526,800
  $900,000    268,400    351,800     433,000    514,200    566,200    593,200
$1,000,000    298,400    391,200     481,500    571,800    629,700    659,700


      For purposes of the retirement plans, Messrs. Rowe, Houston, Greenman, and Tranen, currently have 16, 30, 30, and 24 credited years of service, respectively. At the time she retired from the Company, Mrs. Bok had 38 credited years of service and she commenced receiving the described benefits under the pension plans and the life insurance program. As a non-employee she no longer accrues service credit or additional benefits under these plans.

      Benefits under the pension plans are computed using formulae based on percentages of highest average compensation computed over five consecutive years. The compensation covered by the pension plan includes salary, bonus, and restricted share awards. The benefits listed in the pension table are not subject to deduction for Social Security and are shown without any joint and survivor benefits.

      The Pension Table above does not include annuity payments to be received in lieu of life insurance. The policies are described above under Plan Summaries.

      In February 1993, the Company announced a voluntary early retirement program available to all non-union employees over age 55 with 10 or more years of service as of June 30, 1993. Mrs. Bok accepted the offer. The program offered either an annuity or a lump sum equal to the greater value of either one week's base pay times the number of years of service plus two weeks base pay or an additional five years of service and five years of age. In accordance with the terms of the offer, Mrs. Bok received an additional annuity of $12,611 from a supplemental pension plan and a lump sum of $110,896 from the qualified plan.

      Mrs. Bok had not been eligible for a bonus under the prior incentive compensation plan. In lieu thereof she will receive a limited cost of living (consumer price index) adjustment to her benefits from the qualified pension plan and the supplemental retirement plan. Since this plan serves to adjust the pension benefit only after retirement, there will be no supplement paid under the plan until at least 1995.

      Senior executives receive the same post-retirement health benefits as those offered non-union employees who retire with a combination of age and years of service equal to 85.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's total compensation package is designed to attract and retain an array of superior managers whose experience is not limited to our Company or industry. This package consists of Base Salary, Incentive Compensation (performance based, at risk compensation), and Benefits. The Company's general compensation philosophy is that the Base Salary ranges should be competitive with similarly sized electric utilities. A significant portion of management compensation should be tied to achievement of corporate goals in order to maintain a sharp focus on performance and to consistently align the interest of management and the Company's constituencies, i.e. shareholders, consumers, and employees. An ever higher percentage of total compensation should be at risk as one moves upward through management. The critical feature of the Company's executive compensation program is that a system has been employed in which the amount of such compensation is driven by the Company's performance relative to that of other utilities. The compensation of the CEO is based on the same considerations and structure as that of the other executive officers. (Since the total compensation for any of the Company's executive officers is still significantly below the $1 million threshold at which tax deductions are limited under the recent revisions to the Internal Revenue Code, the Committee has not had to address issues related thereto.)

      The Board of Directors votes the compensation of Mr. Rowe and Mrs. Bok, acting upon recommendations of the Compensation
Committee, described on page 4.    The Board of Directors
unanimously accepted each of the recommendations made by the Compensation Committee. The Compensation Committee votes the compensation of all other Company executive officers.

Base Salary
- -----------

      Base Salary levels are established after consideration of the appropriate market to determine the average or mid-point of the salary range for a position. Extensive salary survey analyses are compiled and presented to the Committee for review. Salary ranges are then defined using market salaries as the midpoints of the ranges. Base salaries of Company executives are brought to range mid-points in appropriate steps and then capped at the mid-point. Salary ranges are reviewed annually to ensure competitiveness with the market for utilities with comparable revenues. (The utility group used for most salary range valuations is different from that used for incentive compensation plan comparisons and from that shown in the corporate performance chart, which include utilities having different revenue profiles than the Company.)

      In November 1992, the Compensation Committee reviewed marketplace surveys to evaluate whether or not salary ranges should be moved for 1993. It was determined that the Company's range structure was generally competitive with the marketplace, and the Committee voted to retain the 1992 salary range structure. This resulted in freezing the base salaries of the senior executives for 1993. Based upon the increased responsibility he assumed following the corporate reorganization, the Committee authorized an increase for Mr. Tranen.

Performance Based Incentive Compensation
- ----------------------------------------

      Performance Based Incentive Compensation (at risk compensation or bonus) is designed to deliver rewards above base salary, if the Company and the individual executives perform well.

      The incentive components of the compensation plans are based on formulae with difficult threshold targets. In order for any incentive compensation to be awarded under the formulae, the Company must achieve a return on equity that places the Company in the top 45% (50% commencing in 1994) of the approximately 90 electric utilities listed in the Duff & Phelps Utility Group (the National Grouping) or in the top 50% of the New England/New York regional utilities (the Regional Grouping). See the Return on Equity graph, below. The Board of Directors, in response to extraordinary events, may enhance or curtail the actual return on equity used to determine whether the Company met the targets.
They did not do so for 1993.

      For the maximum incentive to be awarded, the Company must achieve a return on equity in the top 25% of both the National and Regional Groupings and the Company's cost per kilowatthour must be the lowest or next to lowest of a selected New England electric utility group. In 1993, if only one of the minimum targets had been met, Mr. Rowe would have received a bonus (cash and incentive shares as described below) of 19% of base pay. If the maximum targets had been achieved, his formula bonus (cash and shares) would have been 76% of base pay.

      No bonus awards are made if earnings after bonuses are not sufficient to cover dividends, even if the return on equity targets are met. This insures that shareholders will receive an adequate return, before any incentive compensation awards are made.

      Mr. Rowe's (and Mrs. Bok's for 1993) bonus under the plan is directly related to achievement of the above described corporate targets. The incentive compensation plan bonuses of the other executives are additionally dependent upon the achievement of individual goals.

      Based upon information available at the time of determining bonus amounts, in 1993 the Company placed in the 68th and the 75th percentiles in return on shareholder equity of the National and Regional Groupings, respectively. The Company placed in the lowest one-third of the Regional Grouping with respect to customer cost per kilowatthour in 1993. The Committee considered the superior returns on equity, the success of the corporate reorganization, the improvements in customer service, and the improvement in the Company's safety record. The Committee determined that the extraordinary efforts applied in 1993 by Mr. Rowe and Mrs. Bok (as well as contributions of other officers) to make these achievements possible were not adequately reflected in the incentive compensation plan formula awards and merited additional cash awards for 1993.

      The cash portions of the incentive compensation formulae are driven by annual measurements of the shareholder return on equity and customer cost of electricity. In order to provide a long-term component which is reflective of the shareholder total return, the participants in the incentive compensation plans are awarded common shares of the Company under an incentive share plan, approved by the shareholders in 1990. The shares are generally restricted against sale for five years. Shares are only awarded against incentive compensation plan cash awards generated by the formulae. No discretion is exercised by the Committee in the awarding of these restricted shares. An individual's award of shares under the incentive share plan is a fixed percentage of her or his cash award for that year from the incentive compensation plan in which she or he participates. For Mr. Rowe, the percentage was 90% for 1993. (In response to changes in the federal tax law, the incentive compensation plans and the incentive share plan were amended to provide fewer shares and more cash commencing in 1994. Therefore, for 1994 that percentage will be 60%.) If no cash award is made, no shares are distributed. Further, total awards of shares in any calendar year cannot exceed one-half of one percent (0.5%) of the number of outstanding shares at the end of the previous calendar year. (The incentive shares awarded for 1993 were 0.06% of the number of outstanding shares.)

      On February 3 and 21, the Compensation Committee approved the bonuses reflected in the chart on pages 7 - 8. Mr. Rowe's and Mrs. Bok's bonuses, as recommended by the Committee, were voted by the Board on February 22, 1994.

Benefits
- --------

      The executive benefits are designed both to provide a competitive package and to retain Company flexibility in staffing management to meet changing conditions. See Plan Summaries and Retirement Plans, above.

      New England Electric System Compensation Committee

      John M. Kucharski             Felix A. Mirando, Jr.
      George M. Sage                James R. Winoker


CORPORATE PERFORMANCE

Total Return

      The following graph shows total shareholder return for the Company (capital appreciation plus reinvested dividends) for the years 1988 through 1993 as compared to the Standard & Poor's 500 Index and the Edison Electric Institute (EEI) Index of 100 investor-owned electric companies assuming the investment of $100 on December 31, 1988.


                      NEES        S&P 500       EEI Index
                      ----        -------       ---------

          1988       100.00       100.00         100.00
          1989       130.05       131.69         129.92
          1990       121.55       127.61         131.52
          1991       168.94       166.49         169.39
          1992       215.97       179.18         182.09
          1993       231.63       197.24         202.82

Note: The share price performance shown on the graph above is not necessarily indicative of future price performance.

Return on Equity

      The following graph shows the return on equity of Company common shares for the years 1988 through 1993 compared to a national grouping of approximately 90 electric utilities (those utilities listed in the Duff & Phelps Utility Group) and a regional grouping of utilities in the New York and New England area. As discussed in the report of the Compensation Committee, return on equity is a key driver of the Company's incentive compensation program.


                                  National      Regional
                      NEES        Grouping      Grouping
                      ----        --------      --------

          1989       12.62%        12.75%        11.80%
          1990       20.52%        12.04%        11.82%
          1991       12.64%        12.13%        11.30%
          1992       12.58%        11.32%        11.84%
          1993       12.64%        11.90%        11.41%

Note: The return on equity is the median of the groupings shown at the date of incentive compensation determination.

                     3.  DIRECTOR SHARE PLAN

                      (A Company Proposal)

          The Board of Directors recommends a vote IN FAVOR of this proposal.

          The Company proposes that the shareholders ratify and approve the Director Share Plan whereby each non-employee director of the Company annually receives 200 common shares as part of compensation for serving on the Board.

          Since 1989, part of the Company's annual compensation package for its non-employee directors has consisted of a grant of Company common shares. Currently, the annual grant is for 200 common shares. Although the Board's power includes approving compensation and the ability to continue this grant of shares, the Board would like the program to be ratified by the shareholders. The New York Stock Exchange policy encourages compensation programs for directors to be approved by shareholders. In addition, Securities Exchange Commission rules on share ownership by insiders (such as directors) have become more complicated. Shareholder approval would make technical violations of those rules less likely.

Description and Purpose of Plan

          Under the Plan, all non-employee directors of the Company who are serving on May 1 are paid 200 common shares of the Company as part of their annual compensation. The common shares must be held by the director for at least six months before any sale of the shares would be permitted. Currently, there are twelve Directors who qualify for such payment. The size of the Company's Board usually varies from 11-16 directors and one to two of those directors have traditionally been employees who would not qualify for the payment. Therefore, approximately 9-15 persons would qualify for the payment in any given year.

          The following table shows the estimated benefits for all eligible directors as a group under the Plan in 1994:


                          PLAN BENEFITS

      Name and Position     Dollar Value ($)    # of Units
      -----------------     ---------------     ----------

      Non-Executive            $86,700*           2,400
      Director Group


      *Based upon the closing market price of Company common shares on March 1, 1994.

      The Company believes that the remuneration paid to its directors for service on the board and committees is necessary to attract outstanding individuals whose experience is valuable to the System and is in line with payments to outside directors by other utilities of comparable size. The time commitment these outside directors make is considerable and their perspective is needed. The purpose of the Plan is to round out the compensation package paid to directors in a manner that further enhances the common interest of director/shareholders and shareholders.

Partially compensating directors in Company shares, rather than cash, and increasing their share ownership furthers these interests.

      4.    SHAREHOLDER PROPOSAL REGARDING A
            SHAREHOLDER-DESIGNATED CHARITABLE CONTRIBUTIONS
            PROGRAM.

      Mr. John Jennings Crapo, P.O. Box 151, Cambridge,
Massachusetts 02140-0151, the owner of 70 common shares of the Company, has stated that he intends to present a proposal concerning charitable contributions for consideration by the shareholders at the Annual Meeting.

      The Board of Directors is opposed to Mr. Crapo's proposal.



      The following are the text of the proposal and the supporting statement supplied by Mr. Crapo:

Resolved:

      That the shareholders recommend that the Board of Directors of The New England Electric System ("NEES") publish in the Proxy Statement of each Stockholder Annual Meeting an Annex containing an item concerning the charitable donations program of the NEES for the immediate past calendar year which provides the following data: i) an explanation of at least 500 words as to the standards and procedures governing NEES's donations to IRS qualifying charities and IRS approved private foundations--to include standards for rejection of requests for said donations ii) a list of IRS qualifying charities and IRS approved foundations which our Board plans to donate to in the ensuing calendar year included with each charity and foundation an explanation of at least 25 words how it complies with the standards and procedures enumerated in i).

Supporting Statement:

      At the 1993 stockholder meeting a more inclusive proposal was presented by proponent. According to Mr. Greenman, Esq., NEES Secretary in his May 7, 1993 letter to proponent 5,853,893 shares voted in favor or abstained out of 49,123,657 shares voting. Page 21 of the NEES 1992 Annual Report had December 31, 1992 an average of 64,969,652 common shares outstanding; so many stockholders haven't expressed themselves on this. Proponent's purpose in abbreviating the proposal is so hopefully we may get a better idea about the NEES charitable giving program specifics and then assist proponent in deciding further at other dates whether to submit a more comprehensive proposal similar to the one voted upon in 1993 or modified to be more acceptable to more stockholders. Proponent thinks, too, enumerating contributions which NEES makes or might make might minimize the prospect of some worthy recipients not getting enough contributions. Some financial institutions--such as banks may make donations--who are stockholders get proxy statements. The 1993 Stockholder meeting was well attended and proponent hopes there will be more discussion re: merits of this proposal at 1994 stockholder meeting by more stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors recommends a vote AGAINST the proposal.

      The Company believes the annex proposed to be added to the Company's proxy statement on charitable contributions would be lengthy, expensive to produce and mail, and of little utility to most shareholders.

      The first part of the proposal provides for an explanation of at least 500 words of the standards and procedures the Company uses in evaluating requests. The Company's policies with respect to charitable giving are fairly standard in the business community. The Company and its subsidiaries receive many requests for giving and generally make contributions that support the communities in and near the subsidiaries' service territories. They generally give to non-profit organizations in the areas of health and human services, civics, arts/culture, and education. The Company does not believe that its proxy statement is the proper forum for discussion of its charitable giving activities.

      The second part of the proposal would require at least 25 words to be written on each charitable organization expected to receive a donation from the Company in the following year. The Company receives literally hundreds of requests for donations each year. It is impossible to predict in advance which organizations will apply for a contribution. Furthermore, the proposed annex to the proxy statement would be extremely lengthy. Not including contributions made through the Company's employee matching gifts program, the Company made contributions to over 500 organizations in 1993. Assuming a twenty-five word explanation for each organization, this would add approximately 20 pages to the proxy statement each year. The Company estimates that the additional printing and postage would cost the Company approximately $50,000 each year.

      In sum, the Company believes that it has a modest, responsible charitable giving policy and practice that is in the best interest of the shareholders and that most shareholders would not be interested in receiving a lengthy report each year on the subject. Further, management will respond openly to any specific shareholder inquiries concerning charitable contributions.

                          OTHER MATTERS

      The Company is not aware of any matter that may properly be presented for action at the meeting other than the matters set forth herein. If any other matter should be presented at the meeting upon which a vote properly may be taken, the proxies in the accompanying form confer upon the persons named therein, or their substitutes, discretionary authority to vote in respect of any such matter in accordance with their judgment.

      The firm of Coopers & Lybrand is the independent certified public accountant selected by the Board of Directors for the Company for the current calendar year. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and available to respond to appropriate questions on the financial statements of the Company and may make a statement if they so desire.

      The expense of preparing and mailing this proxy statement and other incidental expenses of solicitation will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for the expense of doing so. Officers and regular employees of a subsidiary of the Company may solicit proxies through the use of the mails or by telephone, telegraph, or facsimile. Georgeson & Company Inc., New York, New York has been retained to assist the Company in the solicitation of proxies, primarily from brokers, banks, and other nominees, at an estimated initial cost of $11,000 plus reimbursement of reasonable out-of-pocket expenses.

      By completing the enclosed proxy you are voting the shares of the Company held in your name and, in the event you are participating therein, those held by you under the dividend reinvestment and common share purchase plan and restricted shares under the incentive share plan. In the event common shares are held in trust for you as a participant in one or more thrift plans, you will receive a separate form for instructing the trustee how to vote those shares.

SHAREHOLDER PROPOSALS

      From time to time shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company's next regularly scheduled annual meeting of shareholders, it must be received by the Company on or before November 8, 1994. Please forward any proposal to the Secretary of the Company.

      The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                              By order of the Board of
                              Directors,

                              (Facsimile Signature)

                              Frederic E. Greenman,
                              Secretary
March 10, 1994

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                   NEW ENGLAND ELECTRIC SYSTEM

 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 1994

      The Shareholder(s) listed on the reverse side appoints JOAN
T. BOK, FREDERIC E. GREENMAN, and JOHN W. ROWE, and each of them, Proxies, with full power of substitution, to represent the Shareholder(s) at the above annual meeting, and at any and all adjournments thereof, and to vote thereat the number of shares which the Shareholder(s) would be entitled to vote if then personally present, with all the powers the undersigned would then possess, but especially, without limiting the foregoing, to vote as specified herein on the proposals set forth in the proxy statement:

      Election of Directors--The thirteen nominees are J. T. Bok,
P. L. Joskow, J. M. Kucharski, E. H. Ladd, J. A. McClure,
M. McLane, F. A. Mirando, Jr., J. W. Rowe, G. M. Sage, C.E. Soule,
A. Wexler, J. Q. Wilson, and J. R. Winoker.

      To withhold authority to vote for any nominee, write that nominee's name in the space provided below:



             (PLEASE SIGN and DATE ON REVERSE SIDE)








 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3
                       AND AGAINST ITEM 4


      1.    Fix the number of directors at 13.

                 FOR       AGAINST     ABSTAIN
                 / /         / /         / /

      2. Election of the nominees (except those I listed on the reverse side).

                 FOR             WITHHOLD AUTHORITY
                 / /                     / /

      3.    To approve the Director Share Plan.

                 FOR       AGAINST     ABSTAIN
                 / /         / /         / /

      4. Shareholder Proposal regarding charitable contributions.

                 FOR       AGAINST     ABSTAIN
                 / /         / /         / /

      THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED
      ABOVE, THE PROXIES WILL VOTE "FOR" ITEMS 1, 2, AND 3, AND
      "AGAINST" ITEM 4.

            A majority of the Proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the powers of said Proxies hereunder.

                                    Dated:              , 1994




                                    (Sign exactly as name appears
                                    to the left.)

When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign.

IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS PROXY
PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.